Exhibit 99.10

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors
C&J Energy Services, Inc.

3990 Rogerdale

Houston, Texas 77042

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 24, 2014, to the Board of Directors of C&J Energy Services, Inc. (“C&J”) as Annex D to, and reference thereto under the headings “SUMMARY — Opinions of C&J’s Financial Advisors — Opinion of Citigroup Global Markets Inc.” and “THE TRANSACTIONS — Opinions of C&J’s Financial Advisors — Opinion of Citigroup Global Markets Inc.” in, the proxy statement/prospectus relating to the proposed merger involving C&J and Nabors Red Lion Limited (“Red Lion”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Red Lion (the “Registration Statement”).  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

September 29, 2014